Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Andretti Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-254627) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 12, 2021, except for Note 7 as to which the date is August 2, 2021, with respect to our audit of the financial statements of Andretti Acquisition Corp. as of January 28, 2021 and for the period from January 20, 2021 (inception) through January 28, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

August 2, 2021